Item 77H - Deutsche CROCI(r) Sector
Opportunities Fund (a series of
Deutsche Securities Trust (the
"Registrant"))
Change in Control of Registrant

Below is the person presumed to control one of Registrant's series because such person had owned
25% or more of the series based on the records of the series as of February 23, 2017.

As of September 7, 2016:
No investor beneficially owned 25% or more of Deutsche CROCI(r) Sector Opportunities Fund shares as of September 7, 2016.


As of February 23, 2017:
Series
Name of Person
Ownership
as % of
Series
Deutsche
CROCI(r)
Sector
Opportunities
Fund
AMERICAN
ENTERPRISE
INVESTMENT
SVC
707 2ND AVE S
MINNEAPOLIS,
MN 55402-2405
26.69%